Exhibit 14(c)

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

June 13th, 2022

To the stockholders and the Board of Directors

Morgan Stanley Direct Lending Fund

1585 Broadway

New York, NY 10036

We are aware that our report dated May 10th, 2022 on our review of the interim financial information of Morgan Stanley Direct Lending Fund appearing in Morgan Stanley Direct Lending Fund’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, is incorporated by reference in the Amended Registration Statement No. 333-264774 on Form N-14.

/s/ DELOITTE & TOUCHE LLP

New York, New York